Exhibit 99.1

TransAtlantic Petroleum Announces First Quarter 2020 Financial Results and Provides an Operations Update

Hamilton, Bermuda (June 17, 2020) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced the financial results for the quarter ended March 31, 2020 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Summary

•

Average daily net sales volumes were approximately 2,498 barrels of oil equivalent per day (“BOEPD”) in the first quarter of 2020, as compared to 2,763 BOEPD in the fourth quarter of 2019 and 3,082 BOEPD in the first quarter of 2019.

•	Revenues for the first quarter of 2019 were $8.4 million, as compared to $16.5 million for the fourth quarter of 2019 and $19.0 million for the first quarter of 2019.
•	Operating loss for the first quarter of 2020 was $22.1 million, as compared to operating income of $5.1 million for the fourth quarter of 2019 and $3.2 million for the first quarter of 2019.
•	Net loss was $24.0 million for the first quarter of 2020, as compared to a net loss of $2.5 million in the fourth quarter of 2019 and a net loss of $3.9 million in the first quarter of 2019.
•	Adjusted EBITDAX for the first quarter of 2020 was $8.0 million, as compared to $8.5 million for the fourth quarter of 2019 and $12.3 million for the first quarter of 2019.[1]
•	Outstanding debt as of March 31, 2020 was $10.6 million, as compared to $20.0 million as of December 31, 2019.

[1]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.

First Quarter 2020 Results of Operations

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Sales:
Oil (MBBL)	218	245	269
Natural gas (MMCF)	56	53	50
Total net sales (MBOE)	227	254	277
Average net sales (BOEPD)	2,498	2,763	3,082
Realized Commodity Prices:
Oil ($/Bbl unhedged)	$37.18	$65.10	$69.00
Oil ($/Bbl hedged)	$67.68	$65.10	$69.00
Natural gas ($/MCF)	$4.30	$5.98	$5.94

Total revenues were $8.4 million for the three months ended March 31, 2020, as compared to $16.5 million for the three months ended December 31, 2019 and $19.0 million for the three months ended March 31, 2019. The Company had a net loss of $24.0 million, or $0.38 per share (basic and diluted), for the three months ended March 31, 2020, as compared to a net loss of $.5 million, or $0.04 per share (basic and diluted), for the three months ended December 31, 2019, and a net loss of $3.9 million, or $0.07 per share (basic and diluted), for the three months ended March 31, 2019. Capital expenditures and seismic and corporate expenditures totaled $2.9 million for the three months ended March 31, 2020, as compared to $4.7 million for the three months ended December 31, 2019 and $9.9 million for the three months ended March 31, 2019.

Adjusted EBITDAX for the three months ended March 31, 2020 was $8.0 million, as compared to $8.5 million for the three months ended December 31, 2019 and $12.3 million for the three months ended March 31, 2019.

Liquidity and Capital Resources

The Company’s primary sources of liquidity for the first quarter of 2020 were its cash and cash equivalents, cash flow from operations, and the sale of assets. At March 31, 2020, the Company had cash and cash equivalents of $12.8 million, $10.6 million in short-term debt, and a working capital surplus of $5.9 million, compared to cash and cash equivalents of $9.7 million, $2.9 million in long-term debt, $17.1 million in short-term debt, and a working capital surplus of $2.0 million at December 31, 2019.

In March 2020, crude oil prices declined to approximately $25 per barrel for Brent crude as a result of market concerns about the economic impact from the coronavirus as well as the ability of OPEC and Russia to agree on a perceived need to implement further production cuts in response to weaker worldwide demand.  Since then, Brent crude prices have rebounded to approximately $39.00 per barrel as of June 12, 2020 and remain volatile and unpredictable. The current futures forward curve for Brent crude indicates that prices may continue at or near current prices for an extended time.

As a result of the decline in Brent crude prices, the current near term price outlook and resulting lower current and projected cash flows from operations, the Company has reduced its planned capital expenditures to those necessary for production lease maintenance and those projecting a return on invested capital at current prices. In order to mitigate the impact of reduced prices on the Company’s 2020 cash flows and liquidity, the Company implemented cost reduction measures to reduce its operating costs and general and administrative expenses. In connection therewith, the Company intends to prioritize funding operating expenditures over general and administrative expenditures, whenever possible.

On March 9, 2020, the Company unwound its commodity derivative contracts with respect to its future crude oil production. In connection with these transactions, the Company received $6.5 million. In order to reduce future interest expense, the Company used these proceeds to pay down the Company’s $20.0 million term loan (the “2019 Term Loan”) with DenizBank, A.S. (“DenizBank”). On April 3, 2020, the Company entered into a new swap contract with DenizBank, which hedged approximately 2,000 barrels of oil per day. The swap contract is in place from May 2020 through February 2021, has an ICE Brent Index strike price of $36.00 per barrel, and is settled monthly. Therefore, DenizBank is required to make a payment to the Company if the average monthly ICE Brent Index price is less than $36.00 per barrel, and the Company is required to make a payment to DenizBank if the average monthly ICE Brent Index price is greater than $36.00 per barrel.

Türkiye Petrol Rafinerileri A.Ş. (“TUPRAS”), a privately-owned oil refinery in Turkey, purchases substantially all of the Company’s crude oil production. The price of substantially all of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is tied to Arab Medium oil prices adjusted upward based on an API adjustment, Suez Canal tariff costs, and freight charges. Recently, there has been a significant widening of the differential between the ICE Brent Index price and the Company’s realized oil prices. In 2018 and 2019, the average monthly differential between the ICE Brent Index Price and the Company’s realized oil prices was $2.44 and $0.17 per barrel, respectively. In April and May 2020, the average monthly differential between the ICE Brent Index Price and the Company’s realized oil prices was $6.90 and $8.34 per barrel, respectively. The widening of the differential between ICE Brent Index Price and the Company’s realized oil prices has rendered the Company’s hedges less effective, resulting in significantly lowered revenues. This differential may expand or contract in the future.

The price of the oil delivered pursuant to the purchase and sale agreement with TUPRAS is determined under the Petroleum Market Law No. 5015 under the laws of the Republic of Turkey. In November 2019, TUPRAS filed a lawsuit seeking restitution from us for alleged overpayments resulting from a February 2019 amendment to the Turkish domestic crude oil pricing formula under Petroleum Market Law No. 5015 (the “Pricing Amendment”). TUPRAS also claimed that the Pricing Amendment violates the Constitution of the Republic of Turkey and seeks to have the Pricing Amendment cancelled. Additionally, in April 2020, TUPRAS notified us that it intends to extend payment terms for oil purchases by 60 days. The outcome of the TUPRAS lawsuit and negotiations regarding the extension of payment terms is uncertain; however, a conclusion of the lawsuit in TUPRAS’s favor or an extension of payment terms would reduce or delay the Company’s cash flow and decrease the Company’s cash balances.

In the second quarter of 2020, the Company borrowed approximately $626,000 pursuant to the U.S. Payment Protection Program (the “PPP”) to cover certain payroll, benefit, and rent expenses. The Company has forecast that amounts borrowed or received pursuant to the PPP will be forgiven for cash flow purposes. New guidance on the criteria for forgiveness continues to be released. Additionally, in the second quarter of 2020, the Turkish government passed legislation permitting employers to reduce the working hours of employees, reducing payroll and benefit expenses, through the end of June 2020. The projected reduction in payroll and benefit expenses due to this legislation is approximately $360,000.

As of March 31, 2020, the Company has $10.6 million of outstanding principal under the 2019 Term Loan. The 2019 Term Loan is payable in one monthly installment of $0.6 million in June 2020 and seven monthly installments of $1.4 million plus accrued interest from July 2020 through the maturity date in February 2021. In addition, dividends on the Company’s 12.0% Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) are payable quarterly at the Company’s election in cash, common shares, or a combination of cash and common shares at an annual dividend rate of 12.0% of the liquidation preference if paid in cash or 16.0% of the liquidation preference if paid in common shares. If paid partially in cash and partially in common shares, the dividend rate on the cash portion is 12.0%, and the dividend rate on the common share portion is 16.0%. In order to conserve cash, the Company elected to pay the second dividend in 2020 in common shares.

As of the date hereof, based on cash on hand and projected future cash flow from operations, the Company’s current liquidity position is severely constrained and is forecast to worsen during 2020 as revenues are insufficient to meet the Company’s ordinary course expenditures and debt obligations. Based on current cash flow forecasts, the Company may be unable to pay the scheduled monthly installments on the 2019 Term Loan in the fourth quarter of 2020 unless it can increase revenues, obtain additional financing, or restructure its current obligations. To date, the Company has been unable to restructure its current obligations or obtain additional financing to alleviate these liquidity issues. As a result, substantial doubt exists regarding the Company’s ability to continue as a going concern. The Company’s management is actively pursuing improving its working capital position in order to remain a going concern for the foreseeable future.

Operational Update

Southeastern Turkey

Molla

During 2020, the Company plans to continue its recompletion, workover, and production optimization plans in its producing fields including Bahar, Yeniev, Goksu, Pinar, Southeast Bahar, Catak, and Karagoz. Drilling additional wells will be dependent on oil prices.

Bahar Field

In the first quarter of 2020, the Company started construction of phase II electrification of the Bahar field to replace diesel generated power with gas generated power, which will be distributed to each well in the field. The phase II electrification was completed and operational in the second quarter of 2020.

Goksu Field

The Company whipstocked the Goksu-4H well in January 2020. The well was re-drilled to a total depth of 5,720 feet. Although the Company encountered high permeability in the Mardin formation, tests did not indicate commercial quantities of oil.

Arpatepe Field

In the first quarter of 2020, the Company started implementation of a full field waterflood of the Arpatepe field. The Company plans to recomplete four well in the field as water injection wells and one well as a water source well. Additionally, the Company plans to build a central facility and gathering system to handle increased volumes, however this is subject to change due to budget constraints and partner requests.

Selmo Field

During 2020, the Company plans to continue its recompletion, workover, and production optimization operations in the Selmo field.

Bulgaria

The Company is currently evaluating future activity in Bulgaria.

Conference Call

The Company will host a live webcast and conference call on Thursday, June 18, 2020 at 7:30 a.m. Central time (8:30 a.m. Eastern time) to discuss first quarter 2020 financial results and provide an operations update. Investors who would like to participate in the conference call should call (877) 878-2762 or (678) 809-1005 approximately 10 minutes prior to the scheduled start time and ask for the TransAtlantic conference call. The conference ID is 8855085.

A live webcast of the conference call and replay will be available through the Company’s website at www.transatlanticpetroleum.com. To access the webcast and replay, click on “Investors,” select “Events and Presentations,” and click on “Listen to webcast” under the event list. The webcast requires IOS, Microsoft Windows Media Player, or RealOne Player.

A telephonic replay of the call will be available through June 20, 2020 and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference ID is 8855085.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Revenues:
Total revenues	$8,360	$16,471	$19,041
Costs and expenses:
Production	3,519	3,298	2,502
Transportation and processing	1,160	1,299	1,319
Exploration, abandonment and impairment	20,338	–	5,113
Seismic and other exploration	45	97	77
General and administrative	2,352	3,538	3,054
Depreciation, depletion and amortization	2,989	3,048	3,716
Accretion of asset retirement obligations	53	56	52
Total costs and expenses	30,456	11,336	15,833
Operating income	(22,096)	5,135	3,208
Other (expense) income:
Loss on sale	(10,128)	–	–
Interest and other expense	(2,212)	(2,656)	(2,478)
Interest and other income	121	171	174
Gain (loss) on commodity derivative contracts	7,513	(936)	(110)
Foreign exchange loss	(128)	(2,384)	(1,273)
Total other expense	(4,834)	(5,805)	(3,687)
Loss before income taxes	(26,930)	(670)	(479)
Income tax benefit (expense)	2,965	(1,855)	(3,423)
Net loss	(23,965)	(2,525)	(3,902)
Other comprehensive income (loss):
Foreign currency translation adjustment	7,921	(1,492)	(4,226)
Comprehensive (loss) income	$(16,044)	$(4,017)	$(8,128)

Net loss per common share
Basic net loss per common share	$(0.38)	$(0.04)	$(0.07)
Weighted average common shares outstanding	62,310	57,758	52,483
Diluted net loss per common share	$(0.38)	$(0.04)	$(0.07)
Weighted average common and common equivalent shares outstanding	62,310	57,758	52,483

TransAtlantic Petroleum Ltd.

Summary Consolidated Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$14,091	$4,514
Net cash used in investing activities	(1,644)	(9,326)
Net cash (used in) provided by financing activities	(9,393)	15,812
Effect of exchange rate changes on cash	62	(1,018)
Net increase in cash, cash equivalents, and restricted cash	$3,116	$9,982

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$12,780	$9,664
Accounts receivable, net
Oil and natural gas sales	6,181	13,299
Joint interest and other	1,267	1,218
Related party	456	561
Prepaid and other current assets	12,380	12,375
Inventory	3,763	7,091
Total current assets	36,827	44,208
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	126,597	167,948
Unproved	10,872	12,978
Equipment and other property	12,947	10,202
	150,416	191,128
Less accumulated depreciation, depletion and amortization	(91,286)	(106,610)
Property and equipment, net	59,130	84,518
Other long-term assets:
Other assets	3,524	3,827
Note receivable - related party	3,732	3,951
Total other assets	7,256	7,778
Total assets	$103,213	$136,504
LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,189	$4,555
Accounts payable - related party	6,985	4,262
Accrued liabilities	12,790	15,244
Derivative liability	–	966
Loans payable	10,643	17,143
Total current liabilities	33,607	42,170
Long-term liabilities:
Asset retirement obligations	3,602	4,749
Accrued liabilities	9,592	10,370
Deferred income taxes	18,747	22,728
Loans payable	–	2,857
Total long-term liabilities	31,941	40,704
Total liabilities	65,548	82,874
Commitments and contingencies
Series A preferred shares, $0.01 par value, 100,000 shares authorized; 100,000 shares issued and outstanding with a liquidation preference of $50 per share as of March 31, 2020 and December 31, 2019	5,000	5,000
Series A preferred shares-related party, $0.01 par value, 821,000 shares authorized; 821,000 shares issued and outstanding with a liquidation preference of $50 per share as of March 31, 2020 and December 31, 2019	41,050	41,050
Shareholders' equity:
Common shares, $0.10 par value, 200,000,000 shares authorized; 62,349,063 shares and 62,230,058 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	6,235	6,223
Treasury stock	(970)	(970)
Additional paid-in-capital	582,426	582,359
Accumulated other comprehensive loss	(139,426)	(147,347)
Accumulated deficit	(456,650)	(432,685)
Total shareholders' (deficit) equity	(8,385)	7,580
Total liabilities, Series A preferred shares and shareholders' equity	$103,213	$136,504

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net loss	$(23,965)	$(2,525)	$(3,902)
Adjustments:
Interest and other, net	2,091	2,485	2,304
Income tax (benefit) expense	(2,965)	1,855	3,423
Exploration, abandonment, and impairment	20,338	-	5,113
Seismic and other exploration expense	45	97	77
Foreign exchange loss	128	2,384	1,273
Share-based compensation expense	115	121	102
(Gain) loss on commodity derivative contracts	(7,513)	936	110
Cash settlements on commodity derivative contracts	6,547	-	-
Accretion of asset retirement obligation	53	56	52
Depreciation, depletion, and amortization	2,989	3,048	3,716
Loss on sale	10,128	-	-
Adjusted EBITDAX	$7,991	$8,457	$12,268

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net loss plus interest and other income, net, income tax (benefit) expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss, share-based compensation expense, (gain) loss on commodity derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization, and loss on sale.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization, impairment of oil and natural gas properties, exploration expenses, and foreign exchange gains and losses among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income prepared in accordance with GAAP. Net income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s ability to continue as a going concern, its drilling program, the evaluation of its prospects in Turkey and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, and the holding of an earnings conference call, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, exploration, production, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, the Company’s ability to continue as a going concern; well development results; access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products, including price changes resulting from coronavirus fears as well as oil oversupply concerns; the results of exploration and development drilling and related activities; the effects of the coronavirus on the Company’s operations, demand for oil and natural gas as well as governmental actions in response to the coronavirus; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; the unwinding of the Company’s hedges against a decline in the price of oil; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including sanctions, armed conflicts, and actions by insurgent groups; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Tabitha T. Bailey Vice President, General Counsel, and Corporate Secretary

(214) 265-4708

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com